 Exhibit 99.1 Press Release Dated November 15, 2013

Power REIT Announces Results for Third Quarter 2013

Highlights:

  Completed acquisition of additional leased land during the quarter, increasing recent land purchases (all leased to operating or in-construction solar projects) to over 150 acres and tenant megawatts to over 25MW

  Revenue up 10% from prior year quarter

OLD BETHPAGE, N.Y., Nov. 15, 2013 (GLOBE NEWSWIRE) -- Power REIT (NYSE MKT:PW) ("Power REIT" or the "Company"), a real estate investment trust focused on transportation and energy infrastructure real estate assets, announced its consolidated financial results for the third quarter of 2013. Compared to the same quarter in the prior year, revenue increased 10% to $251,000, net income decreased to ($181,000) from $18,000 and Core FFO decreased to $143,000 from $174,000. Our definition of Core FFO and a reconciliation of Core FFO to net income can be found further below under the heading "Non-GAAP Financial Measures".

During the third quarter 2013, the Company acquired approximately 100 acres of fee simple land that is leased to over 20 megawatts of utility-scale in-construction solar projects. The Company expects this acquisition to contribute to operating revenues commencing in the fourth quarter of 2013. In addition, the Company refinanced the bridge loan it obtained in December 2012 from a related party to help finance the Company's 2012 acquisition of solar project land with 10-year term debt from a regional bank.

"We are pleased with the progress we have made in executing our business plan to increase Power REIT's portfolio of high quality infrastructure assets and create shareholder value," said David H. Lesser, Chairman and Chief Executive Officer. "During the third quarter, the court approved our Pittsburgh & West Virginia Railroad subsidiary's second supplement to its counterclaims. With the addition of these new counterclaims, the total amount being sought by our subsidiary in the litigation against Norfolk Southern Corporation exceeds $24 million, not including certain damages and interest. On the acquisition front, we closed the acquisition of approximately 100 acres and continue to focus on acquiring additional assets leased to power projects. During the quarter we refinanced a bridge loan with 10-year term debt from a regional bank. Our capital plan is designed to employ non-dilutive capital when available, in order to preserve any equity upside that may result if our railroad subsidiary reaches a positive outcome in its litigation."

Lesser added, "Our acquisition in the third quarter of 2013 is expected to contribute to our income statement beginning in the fourth quarter of 2013, at which time we expect the transaction to become accretive to shareholders. On a pro-forma basis, the new acquisition increases our annual consolidated revenue by 27% and by over 23% on a per share basis, in each case compared to calendar year 2012. In addition, our revenue has become more diversified, with our Pittsburgh & West Virginia Railroad subsidiary generating less than 80% of annual consolidated revenue on a pro-forma basis, compared to 100% in the 2012 calendar year."

Annual Consolidated Revenue Contribution
(in $ thousands)

	2013 Pro-Forma		2012 Actual
	(Unaudited)		(Audited)

Source of Revenue	$	%	$	%
Railroad Revenue	$915	79%	$915	100%
Solar Land Revenue	247	21%	0	0%
Total Revenue	$1,162	100%	$915	100%

Litigation Update

As previously disclosed, our wholly owned subsidiary, Pittsburgh & West Virginia Railroad ("P&WV") is currently in litigation with its tenant – Norfolk Southern Corp. ("NSC") – and with NSC's sub-lessee ("WLE"). P&WV is seeking to protect its rights under its long-term lease with NSC. At this point, fact discovery and expert witness discovery are complete with respect to the initial claims and counterclaims. During the second quarter of 2013, P&WV filed leave with the court to amend its counterclaims to include additional claims against NSC and WLE, including claims related to previously undisclosed dispositions by NSC and WLE of certain oil and gas interests and other P&WV property. The supplemental claims allege improper oil and gas and other leases by NSC and WLE that exceed $8 million in value. The court approved the amendment to P&WV's counterclaims during the third quarter of 2013, increasing the potential value of all P&WV's claims against NSC and WLE to greater than $24 million (approximately $14/share), not including any potential for interest and certain damages. P&WV remains cautiously optimistic on the status of the litigation.

Supplemental Financial Information and Updated Investor Presentation

Further details regarding Power REIT's consolidated results of operations and financial statements are contained in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission, which can be viewed at the Company's website at http://www.pwreit.com under the Investor Relations section, and in EDGAR on the SEC's website. The Company has also posted an updated shareholder presentation under Shareholder Presentations.

About Power REIT

Power REIT is a real estate investment trust focused on the acquisition of real estate related to infrastructure assets, with a core focus on renewable energy assets. Power REIT is actively seeking to expand its real estate portfolio within the renewable energy sector and is pursuing investment opportunities within solar, wind, hydroelectric, geothermal, transmission and other infrastructure projects that qualify for REIT ownership.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "would," "should," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release regarding Power REIT's future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of Power REIT's industries and results that might be obtained by pursuing management's current or future plans and objectives are forward-looking statements. Over time, Power REIT's actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by Power REIT's forward-looking statements, and such differences may be significant and materially adverse to Power REIT and its security holders.

All forward-looking statements reflect Power REIT's good-faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, Power REIT disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of factors that could cause Power REIT's future results or financial condition to differ materially from any forward-looking statements, see the sections entitled "Risk Factors" in Power REIT's registration statements and quarterly and annual reports as filed by Power REIT from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This release contains supplemental financial measures that are not calculated pursuant to U.S. generally accepted accounting principles ("GAAP"), including the measure identified by us as Core Funds From Operations ("Core FFO"). Following are a definition of this measure, an explanation as to why we present it and, at the end of this press release, a reconciliation of it to the most directly comparable GAAP financial measure.

Core FFO: Management believes that Core FFO is a useful supplemental measure of the Company's operating performance. Management believes that alternative measures of performance, such as net income computed under GAAP, or Funds From Operations computed in accordance with the definition used by the National Association of Real Estate Investment Trusts ("NAREIT"), include certain financial items that are not indicative of the results provided by the Company's asset portfolio and inappropriately affect the comparability of the Company's period-over-period performance. These items include non-recurring expenses, such as those incurred in connection with litigation, one-time upfront acquisition expenses that are not capitalized under ASC-805, and certain non-cash expenses, including non-cash equity compensation expense. Therefore, management uses Core FFO and defines it as net income excluding such items. Management believes that, for the foregoing reasons, these adjustments to net income are appropriate. The Company believes that Core FFO is a useful supplemental measure for the investing community to employ in comparing the Company to other REITs, as many REITs provide some form of adjusted or modified FFO, and in analyzing changes in the Company's performance over time. Readers are cautioned that other REITs may use different adjustments to their GAAP financial measures, and that as a result the Company's Core FFO may not be comparable to the FFO measures used by other REITs or to other non-GAAP or GAAP financial measures used by REITs or other companies.

Power REIT and Subsidiaries
CONSOLIDATED INCOME STATEMENT
(Unaudited)
(in $ thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUE
Interest income from capital lease - railroad	$229	$229	$686	$686
Rental revenue	22	--	67	--
TOTAL REVENUE	251	229	753	686

EXPENSES
General and administrative	124	69	328	354
Property tax	2	--	7	--
Acquisition costs	49	--	49	--
Interest	38	--	62	--
Litigation	220	142	701	366
TOTAL EXPENSES	433	211	1,146	720

NET LOSS	(181)	18	(393)	(34)

(Loss) earnings per common share:
Basic	$(0.11)	$0.01	$(0.24)	($0.02)
Assuming dilution	(0.11)	0.01	(0.24)	(0.02)

Weighted average number of shares outstanding:
Basic share count	1,651,085	1,623,250	1,636,869	1,623,250
Diluted share count	1,659,290	1,628,321	1,676,971	1,623,250

Cash dividend per common share	--	$0.10	$0.10	$0.30

Note: Amounts may not add due to rounding

Power REIT and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in $ thousands, except per share data)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2013	2012
ASSETS
Land	$2,606	$1,056
Net investment in capital lease – railroad	9,150	9,150
Total real estate assets	11,756	10,206
Cash and cash equivalents	314	366
Other receivables	--	11
Prepaid expenses	22	6
Other assets	140	49
Total assets	$12,232	$10,637

LIABILITIES AND EQUITY
Deferred revenue	$8	$14
Accounts payable	555	341
Accrued interest	27	--
Long-term debt, related party	1,650	800
Long-term debt	862	115
Equity:
common shares, $0.001 par value; 100,000,000
authorized; 1,676,955 and 1,653,250 issued and outstanding
as of September 30, 2013 and December 31, 2012	10,447	10,113
Accumulated Deficit	(1,317)	(759)
Total equity	9,130	9,354
Total liabilities and equity	$12,232	$10,637

Note: Amounts may not add due to rounding

Power REIT and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(in $ thousands)

	Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(393)	$(33)
Adjustments to reconcile net loss to net cash used in operating activities:
Decrease in other receivables	11	--
Increase in prepaid assets	(16)	(86)
Increase in deposits	--	(40)
Increase in other assets	(91)	--
Decrease in deferred revenue	(6)	--
Increase in accrued interest	27	--
Increase in accounts payable	214	39
Stock-based compensation	114	14
CASH FLOWS USED IN OPERATING ACTIVITIES	(140)	(106)

CASH FLOWS USED IN FINANCING ACTIVITIES
Proceed from debt issuance	1,584	--
Net Proceeds from equity issuance	219	--
Dividends paid	(165)	(325)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,638	(325)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of land	(1,550)	--
CASH FLOWS USED IN INVESTING ACTIVITIES	(1,550)	--

Net Increase (Decrease) in Cash and Cash Equivalents	(52)	(431)
Cash and cash equivalents, beginning of period	366	982
Cash and cash equivalents, end of period	$314	$551

Note: Amounts may not add due to rounding

Power REIT and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in $ thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
CORE FFO
Net Loss Attributable to Power REIT	$(181)	$18	$(393)	$(34)

Litigation Expenses	220	142	701	366
Upfront Acquisition Expenses	49	--	49	--
Non-cash Compensation Expense	56	14	114	14

Core FFO	143	174	471	346

Core FFO Per Share
Basic	$0.09	$0.11	$0.29	$0.21
Diluted	$0.09	$0.11	$0.28	$0.21

Note: Amounts may not add due to rounding
CONTACT: Power REIT
         301 Winding Road
         Old Bethpage, NY 11804
         212-750-0373
         ir@pwreit.com
         http://www.pwreit.com/